Exhibit 10.25

January 27, 2011

Vladimir Edelman
611 W. 239th Street
Bronx, New York

Re: Offer of Employment

Dear Vlad:

NTN Buzztime, Inc. (“NTN”) is pleased to offer you the position of EVP & Chief Content Officer, reporting to Michael Bush, Chief Executive Officer.  Your anticipated start date will be February 7, 2011.  This offer and your employment relationship will be subject to the terms and conditions of this letter.

Your initial salary will be $8,461.539 per pay period ($220,000 annualized), less applicable withholdings, paid bi-weekly in accordance with NTN’s normal payroll practices. This position is exempt therefore you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

You will be eligible to participate in NTN’s Corporate Incentive Plan, which is designed to encourage and reward performance excellence pursuant to the terms of the plan. The target bonus for your position is 35% of your base salary, subject to Board approval for the 2011 plan.  Bonuses are typically paid on an annual basis during the 1st Quarter but no later than March 15th. In addition, subject to NTN’s Board of Directors’ approval, you will be granted incentive stock options to purchase 175,000 shares of NTN’s common stock in accordance with the NTN Buzztime, Inc. 2010 Employee Stock Option Plan (the “Plan”) and related option documents. The option will vest over a period of four (4) years and expire at the end of ten (10) years in accordance with the terms of the Plan and Stock Option Agreement.

Upon the commencement of your employment the company shall pay a one-time lump sum payment of Fifty Five Thousand Dollars ($55,000) for relocation and commuting costs from Bronx, New York to the San Diego, California metropolitan area. This payment will be a direct payment to you to cover actual and reasonable costs associated with relocation and any initial commuting expense. Portions or possibly all of the relocation and commuting payment may be subject to withholding tax such federal, state, and local income employment, or other taxes as may be required pursuant to any applicable law or regulation.

You will also be eligible for all benefits available to other full-time NTN employees, in accordance with NTN’s benefit plan documents.  Such benefits include participation in NTN’s medical, dental, vision, life and other group insurance programs on the first of the month following your hire date and participation in NTN’s 401(k) Program occurs on a quarterly enrollment date; 1/1, 4/1, 7/1 and 10/1. NTN reserves the right to change or eliminate these benefits on a prospective basis at any time.

If you accept our offer, your employment with NTN will be “at-will.”  This means your employment is not for any specific period of time and can be terminated by you at any time for any reason.  Likewise, NTN may terminate the employment relationship at any time, with or without cause or advance notice.  In addition, NTN reserves the right to modify your position, duties or reporting relationship to meet business needs and impose appropriate discipline.  Any change to the at-will employment relationship must be by a specific, written agreement signed by you and NTN’s Chief Executive Officer.

This offer is contingent upon the following:

•	Signing NTN’s Ethics Policy (See enclosed);

Vladimir Edelman

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States);

•	Satisfactory completion of a background investigation to include criminal, credit, education verification, and reference checks; and

•	Negative drug/alcohol screen result. Please make arrangements to have your drug test within 24 hours of receipt of this letter. Details of how to do this are enclosed.

This letter, including the enclosed Ethics Policy, and the NTN Buzztime, Inc. 2010 Employee Stock Option Plan referenced above, constitutes the entire agreement between you and NTN relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject.  This letter may not be modified or amended except by a specific, written agreement signed by you and NTN’s Chief Executive Officer.

This offer will expire on January 31, 2011.  To indicate your acceptance of NTN’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to Human Resources no later than January 31, 2011 by either mail, fax (760-707-1591) or scan sent to shannon.kehle@buzztime.com.

We hope your employment with NTN will prove mutually rewarding, and we look forward to having you join us.

Sincerely,

/s/ Michael Bush
Michael Bush
Chief Executive Officer

*           *           *

I have read this offer letter in its entirety and agree to the terms and conditions of employment.    I understand and agree that my employment with NTN is at-will, which means either you or NTN may terminate the employment relationship at any time with or without cause or advance notice.

Dated	Feb 8, 2011	/s/ Vladimir Edelman
Vladimir Edelman